Product Supplement No. STEPS-1 To prospectus dated September 28, 2012 and prospectus supplement dated September 28, 2012, each as may be amended	Registration Statement No. 333-184193 Dated October 30, 2013 Securities Act of 1933, Rule 424(b)(2)

STEP Income Securities® Linked to a Single Equity Security

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The STEP Income Securities® (the “notes”) are unsecured senior notes issued by Deutsche Bank AG.  All payments due on the notes, including any repayment of principal, will be subject to the credit risk of Deutsche Bank AG.

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The notes do not guarantee the return of principal at maturity. Instead, the return on the notes will be based on the performance of an underlying “Market Measure,” which will be the common equity securities of a company other than us, the agents, and our respective affiliates (the “Underlying Stock”).

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The notes pay a fixed interest rate over their term and provide an opportunity to earn an additional fixed payment at maturity (the “Step Payment”). However, your payment at maturity will be exposed to any negative performance of the Underlying Stock below the Threshold Value (as defined below) on a 1-to-1 basis.

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If the value of the Underlying Stock increases from its Starting Value to an Ending Value (each as defined below) that is greater than or equal to a specified “Step Level,” the cash payment per unit at maturity (the “Redemption Amount”) will equal the principal amount plus the Step Payment. Your maximum return on the notes will equal the interest payments plus the Step Payment, if any.

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If the Ending Value is less than the Step Level, but greater than or equal to the Threshold Value, you will receive your principal amount at maturity.  However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Underlying Stock below the Threshold Value.  In such a case, you will lose some or a significant portion of the principal amount of your notes.

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This product supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

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For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Underlying Stock, the Threshold Value, the Step Level, the Step Payment, the interest rate, the interest payment dates, and certain risk factors.  The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

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The notes will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents (the “agents”) to offer the notes and will act in a principal capacity in such role.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other U.S. or foreign governmental agency.  Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement.  You may lose some or a significant portion of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the accompanying prospectus supplement and the prospectus, or any related term sheet.  Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

TABLE OF CONTENTS

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SUMMARY	PS-3
RISK FACTORS	PS-6
USE OF PROCEEDS AND HEDGING	PS-16
DESCRIPTION OF THE NOTES	PS-17
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-29
U.S. FEDERAL INCOME TAX CONSEQUENCES	PS-30

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“STEP Income Securities®” and “STEPS” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about the notes, you should not rely on it.

Key Terms:

General:
The notes are senior unsecured obligations issued by Deutsche Bank AG, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, Germany or any other jurisdiction.  They rank equally with all of our other senior unsecured and unsubordinated debts from time to time except for debts required to be preferred by law. All payments due on the notes, including any repayment of principal, will be subject to our credit risk.

The return on the notes will be based on the performance of an Underlying Stock, and there is no guaranteed return of principal at maturity. Therefore, you may lose some or a significant portion of your investment if the value of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of the notes will mature on the date set forth in the applicable term sheet.  We cannot redeem the notes at any earlier date, except under the limited circumstances as set forth in the section “Description of the Notes—Anti-Dilution Adjustments—Reorganization Events.”  We will make periodic interest payments on the notes at the fixed rate specified in the applicable term sheet.

Underlying Stock:
The common equity securities of a company (the “Underlying Company”) represented either by a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by American Depositary Receipts (“ADRs”) registered under the Exchange Act.

Underlying Stock Performance:
The performance of the Underlying Stock will be measured according to the percentage change of the Underlying Stock from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the price of the Underlying Stock on the date when the notes are priced for initial sale to the public (the “pricing date”), determined as set forth in the applicable term sheet.

The “Threshold Value” will be a price of the Underlying Stock that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the term sheet.  If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Underlying Stock from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in the notes.

The “Ending Value” will equal the Closing Market Price (as defined below) of the Underlying Stock on the valuation date multiplied by the Price Multiplier (as defined below).

If a Market Disruption Event (as defined below) occurs and is continuing on the valuation date, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—The Starting

Value and the Ending Value—Ending Value.”
Price Multiplier:
Unless otherwise set forth in the term sheet, the “Price Multiplier” for each Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to an Underlying Stock described below under “Description of the Notes—Anti-Dilution Adjustments.”

Redemption Amount at Maturity:
At maturity, you will receive a Redemption Amount that will equal the principal amount plus the Step Payment if the Ending Value is greater than or equal to the Step Level.  If the Ending Value is less than the Step Level, but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Underlying Stock below the Threshold Value, and will receive a Redemption Amount that is less than the principal amount.

All payments due on the notes, including repayment of principal, are subject to our credit risk as issuer of the notes.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:
You may lose some or a significant portion of the principal amount of the notes.  Further, if you sell your notes prior to maturity, you may find that the market value per note is less than the price that you paid for the notes.

Calculation Agent:
The calculation agent will make all calculations and determinations associated with the notes.  Unless otherwise set forth in the applicable term sheet, we or one or more of our affiliates, acting independently or jointly with MLPF&S, will act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”
Agents:
MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.

Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.
ERISA Considerations:	See “Benefit Plan Investor Considerations” beginning on page PS-46 of the prospectus supplement.

This product supplement relates only to the notes and does not relate to the Underlying Stock described in any term sheet.  You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes.  In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you.  If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents.  However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.  This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes to anyone and are not soliciting an offer to buy these notes from anyone in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

RISK FACTORS

Your investment in the notes is subject to investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the prospectus supplement, the prospectus and the relevant term sheet, in light of your particular circumstances.  The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in equity or equity-based securities in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on the notes at maturity. The return on the notes will be based on the performance of the Underlying Stock and therefore, you will lose some or a significant portion of your investment if the value of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value. If the Ending Value is less than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than the principal amount of your notes.

You will not receive a Step Payment at maturity unless the Ending Value of the Underlying Stock is greater than or equal to the Step Level on the valuation date.  If the Ending Value of your notes is less than the Step Level on the valuation date, you will not receive a Step Payment on the maturity date.  This will be the case even if the value of the Underlying Stock to which your notes are linked is equal to or greater than the Step Level at certain points during the term of the notes.

Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return, if any, is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock.  Your return on the notes is based on the periodic interest payments over the term of the notes and on the performance of the Underlying Stock from the Starting Value to the Ending Value.  However, your return on the notes will never exceed the sum of (i) the periodic interest payments over the term of the notes and (ii) the Step Payment, if any, at maturity, regardless of the extent to which the Ending Value exceeds the Step Level.  In contrast, a direct investment in the Underlying Stock would allow you to receive the full benefit of any appreciation in the value of the Underlying Stock.

In addition, unless otherwise set forth in the applicable term sheet or in this product supplement under “Description of the Notes – Anti-Dilution Adjustments,” the Ending Value will not reflect the value of dividends paid, or distributions made, on the Underlying Stock, or any other rights associated with the Underlying Stock. Your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlying Stock.

Payments on the notes are subject to the credit risk of Deutsche Bank AG, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  The notes are senior unsecured obligations of Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. All payments to be made on the notes depend on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

Our initial estimated value of the notes will be determined based on an internal funding rate and our pricing models, which may not be comparable to the initial estimated values of similar notes of other financial institutions. The initial estimated value of the notes, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to an internal funding rate and our pricing models.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. As a result of this difference, the initial estimated value of the notes would likely be lower if it were based on the rate we would pay when we issue conventional debt securities of comparable maturity. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes an expected hedging related charge), reduces the economic terms of the notes to you.

Our internal pricing models consider relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our pricing models are proprietary and rely in part on certain forecasts about future events, which may prove to be incorrect. Because our pricing models may differ from other financial institutions’ valuation models, and because funding rates taken into account by other financial institutions (including those with similar creditworthiness) may vary materially from the internal funding rate used by us, our initial estimated value of the notes may not be comparable to the initial estimated values of similar notes of other financial institutions.

The public offering price you pay for the notes will exceed the initial estimated value. The difference is due to the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes an expected hedging related charge).  These factors are expected to reduce the price at which you may be able to sell the notes in any secondary market and, together with various credit, market and economic factors over the term of the notes, including changes in the value of the Underlying Stock, will affect the value of the notes in complex and unpredictable ways.

The initial estimated value of the notes on the pricing date does not represent the price at which we, MLPF&S, or any of our respective affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we, MLPF&S, or any of our respective affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the public offering price and the initial estimated value of the notes on the pricing date. MLPF&S has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion. These prices will reflect MLPF&S’s trading commissions and mark-ups and may differ materially from the initial estimated value of the notes determined by reference to our internal funding rate and pricing models.

We cannot assure you that there will be a trading market for your notes.  If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid.  The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the value of the Underlying Stock.  The number of potential buyers of your notes in any secondary market may be limited.  There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the agents will act as a market-maker for the notes that it offers, but none of them is required to do so and may cease to do so at any time.  Any price at which an agent may bid for, offer, purchase, or sell any notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may affect the prices, if any, at which those notes might otherwise trade in the market.  In addition, if at any time any agent were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list the notes on any securities exchange.  Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term.  The listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Underlying Stock other than on the valuation date.  Changes in the value of the Underlying Stock during the term of the notes other than on the applicable valuation date will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Step Level and the Threshold Value. No other values of the Underlying Stock will be taken into account. As a result, even if the value of the Underlying Stock has increased at certain times during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.  The notes are not designed to be short-term trading instruments.  The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the notes to maturity. Accordingly, you should be willing and able to hold your notes to maturity.  You have no right to have your notes redeemed prior to maturity.  If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for the notes or no market at all.  Even if you were able to sell the notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  The impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

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Value of the Underlying Stock.  We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Underlying Stock.  In general, it is expected that the market value of the notes will decrease as the value of the Underlying Stock decreases, and increase as the value of the Underlying Stock increases (up to the Step Level).  However, as the value of the Underlying Stock increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate.  If you sell your notes when the value of the Underlying Stock is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your notes.

In addition, we do not expect that the notes will trade in any secondary market at a price that is greater than the sum of the principal amount, the value of any remaining interest payments and the applicable Step Payment.

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Volatility of the Underlying Stock.  Volatility is the term used to describe the size and frequency of market fluctuations.  Increases or decreases in the volatility of the Underlying Stock may have an adverse impact on the market value of the notes.  Even if the value of the Underlying Stock increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Underlying Stock will continue to fluctuate until the Ending Value is determined.

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Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may affect the value of the Underlying Stock and the market value of the notes.

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Interest Rates.  We expect that changes in interest rates will affect the market value of the notes.  In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Underlying Stock, and, thus, the market value of the notes may be adversely affected.  If the Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the value of the ADR, and, thus, the market value of the notes may be adversely affected.

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Dividend Yields.  In general, if the cumulative dividend yield on the Underlying Stock increases, we anticipate that the market value of the notes will decrease; conversely, if that dividend yield decreases, we anticipate that the market value of your notes will increase.

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Our Financial Condition and Creditworthiness.  Our actual or perceived creditworthiness, including any actual or anticipated downgrades in our credit ratings and any increases in our credit spreads, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes.  However, an improvement in our creditworthiness will not necessarily increase the market value of the notes.

•	Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,”

“premium,” or “discount,” and reflects expectations concerning the value of the Underlying Stock prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach the expected Redemption Amount and the interest payment to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the notes and their market value.  We, the agents, and our respective affiliates may buy or sell shares of the Underlying Stock, futures, options contracts, or exchange-traded instruments on the Underlying Stock, or other listed or over-the counter derivative instruments linked to the Underlying Stock.  We may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes.  These transactions could affect the value of an Underlying Stock in a manner that could be adverse to your investment in the notes.  On or before the applicable pricing date, any purchases or sales by us (including those for the purpose of hedging some or all of our anticipated exposure in connection with the notes), the agents, and our respective affiliates, or others on our or their behalf may increase the value of the Underlying Stock.  Consequently, the value of that Underlying Stock may decrease subsequent to the pricing date of an issue of the notes, adversely affecting the market value of the notes.

We, the agents, or one or more of our respective affiliates expect to also engage in hedging activities that could increase the value of the Underlying Stock on the applicable pricing date (including the Starting Value), and therefore effectively establish a higher level that the Underlying Stock must achieve for you to obtain a positive return on your investment or avoid a loss of some or a significant portion of your initial investment at maturity.  In addition, these activities, including the unwinding of the hedge near or on the valuation date, may decrease the market value of your notes prior to maturity, and may adversely affect the Redemption Amount.  We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in the notes, and may hold or resell the notes and may pursue a dynamic hedging strategy which may involve taking long or short positions in the Underlying Stock or instruments whose value is derived from the Underlying Stock. For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not adversely affect the value of the Underlying Stock, the market value of your notes prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you.  We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Underlying Stock that are not for your account or on your behalf.  We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Underlying Stock.  The foregoing activities may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.  In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have a lending relationship with us. In order to hedge such exposure, the agents may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the notes.  Any such short positions could adversely affect future trading prices of the notes.  These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the value of the Underlying Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes.  We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Underlying Stock.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss.  We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases.

There may be potential conflicts of interest involving the calculation agent.  We have the right to appoint and remove the calculation agent.  We or one of our affiliates may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine the Starting Value, the Threshold Value, the Step Level, the Ending Value and the Redemption Amount.  Under some circumstances, these duties could result in a conflict of interest between our status as issuer of the notes and our responsibilities as calculation agent.  These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if certain corporate events occur with respect to the Underlying Stock.  See the sections entitled “Description of the Notes—Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment.  However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for the notes. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your notes. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the notes and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

There is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the notes.  As of the date of this product supplement, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt with associated periodic payments, as described in the section of this product supplement entitled “U.S. Federal Income Tax Consequences.”  If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the notes could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.

Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Stock

You must rely on your own evaluation of the merits of an investment linked to the applicable Underlying Stock.  In the ordinary course of their businesses, we, the agents, and/or our respective affiliates may have expressed views on expected movements in the Underlying Stock, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to the Underlying Stock may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning the Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any shares of the Underlying Stock, and you will not be entitled to dividends or other distributions by the Underlying Company. The notes are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in the notes will not make you a holder of the Underlying Stock.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to the Underlying Stock.  As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of the Underlying Stock and received the dividends paid or other distributions made in connection with them. Your notes will be paid in cash and you have no right to receive delivery of shares of the Underlying Stock.

If shares of the Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your notes, include:

•
Market Volatility.  The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•
Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets.  The relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.

We and the agents do not control the Underlying Company and have not verified any disclosure made by the Underlying Company.  We, the agents, and/or our respective affiliates currently, or in the future, may engage in business with the Underlying Company, and we, the agents, and/or our respective affiliates may from time to time own securities of the Underlying Company. However, none of us, the agents, or any of our respective affiliates has the ability to control any actions of the Underlying Company or has undertaken any independent review of, or made any due diligence inquiry with respect to, the Underlying Company. You should make your own investigation into the Underlying Company and the Underlying Stock.

Our business activities and those of the agents relating to the Underlying Company or the notes may create conflicts of interest with you.  We, the agents, and/or our respective affiliates at the time of any offering of the notes or in the future, may engage in business with the Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to the Underlying Company, its affiliates, and its competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and/or our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may affect the market value of your notes. None of us, the agents, or any of our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of the Underlying Company to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes. The selection of the Underlying Stock does not reflect any investment recommendations from us, the agents, or our respective affiliates.

The Underlying Company will have no obligations relating to the notes and we will not perform any due diligence procedures with respect to the Underlying Company.  The Underlying Company will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any corporate actions that might affect the value of the Underlying Stock or the value of the notes.  The Underlying Company will not receive any of the proceeds from any offering of the notes, and will not be responsible for, or participate in, the offering of the notes.  No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the notes.

None of us, the agents, or any of our respective affiliates will conduct any due diligence inquiry with respect to the Underlying Stock in connection with an offering of the notes.

Neither we nor any agent has made any independent investigation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Underlying Stock.  Any prospective purchaser of the notes should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Company.  The Price Multiplier, Ending Value, and Redemption Amount may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments.”  However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions.  The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount paid to you at maturity may adversely affect the Closing Market Price of the Underlying Stock, the Ending Value, and the Redemption Amount, and, as a result, the market value of the notes.

Risks Relating to Underlying Stocks that Are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If the Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company.  Generally, ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares.  There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs.  For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR.  If an Underlying Stock is an ADR, the market price of the Underlying Stock will generally track the U.S. dollar value of the market price of the underlying common shares.  Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remains stable or increases, or does not decrease to the same extent.  As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the value of the Underlying Stock and consequently, the value of your notes.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR.  Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares.  This provision permits investors in the ADRs to take advantage of price differentials between markets.  However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets.  As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your notes.

Delisting of an Underlying Stock that is an ADR may adversely affect the value of the notes.  If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, the Underlying Stock for the notes will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Underlying Stock by reference to those common shares, as described below under “Description of the Notes—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of the notes and the Redemption Amount.

Other Risk Factors Relating to the Underlying Stock

The applicable term sheet may set forth additional risk factors as to the Underlying Stock that you should review prior to purchasing the notes.

USE OF PROCEEDS AND HEDGING

Unless otherwise specified in the relevant term sheet, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes as more particularly described in “Use of Proceeds” on page 14 of the accompanying prospectus.

On or prior to the date of the relevant term sheet, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the notes by taking positions in the relevant Underlying Stock or instruments whose value is derived from the relevant Underlying Stock.  From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the relevant Underlying Stock or instruments whose value is derived from the relevant Underlying Stock.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Risk Factors –—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the notes and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” in this product supplement for a discussion of these adverse effects.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of notes entitled “Global Notes, Series A” referred to in the accompanying prospectus supplement.  The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar (the “senior indenture”).  The senior indenture is described more fully in the prospectus and prospectus supplement.  The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” beginning on page PS-5 of the prospectus supplement and “Description of Debt Securities” beginning on page 22 of the prospectus.  These documents should be read in connection with the applicable term sheet.

The maturity date of the notes and the aggregate principal amount of each issue of notes will be stated in the term sheet.

The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.

The notes are our senior unsecured obligations and will rank equally with all of our senior unsecured and unsubordinated debts, except for debts required to be preferred by law.

The notes are not bank deposits and are not insured or guaranteed by the FDIC or by any other U.S. or foreign governmental agency.

Prior to the maturity date, the notes are not redeemable by us, except under the limited circumstances set forth below, or repayable at the option of any holder.  The notes are not subject to any sinking fund. The notes are not subject to the defeasance provisions described in the section “Description of Debt Securities—Discharge and Defeasance” beginning on page 29 of the accompanying prospectus.

We will issue the notes in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of the notes will be set forth in the applicable term sheet.  You may transfer the notes only in whole units.

Interest

The notes will bear periodic interest payments at the fixed rate specified in the applicable term sheet.  Unless otherwise set forth in the applicable term sheet, the interest will be paid quarterly in cash in arrears on each interest payment date specified in the term sheet.  Interest payable on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Each interest payment will include interest accrued from, and including, the issue date or the most recent interest payment date to, but excluding, the next interest payment date.  Unless otherwise specified in the term sheet, for so long as the notes are held in book-entry form only, we will pay interest to the persons in whose names the notes are registered at the close of business one business day prior to each interest payment date. If an interest payment date falls on a day that is not a business day, that interest payment will be made on the next succeeding business day and no additional interest will accrue as a result of the delayed payment.

Unless otherwise set forth in the term sheet, a “business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

Notwithstanding the foregoing, the final payment of interest and the Redemption Amount will be paid to the person in whose names the notes are registered on the maturity date.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the notes, in addition to the final interest payment on the notes, you will receive a Redemption Amount, denominated in U.S. dollars.  In no event will the Redemption Amount be less than zero.  The “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than or equal to the Step Level, then the Redemption Amount will equal:

Principal Amount + Step Payment

•	If the Ending Value is less than the Step Level but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Step Level” will be a price of the Underlying Stock that reflects a specified percentage above the Starting Value.  The Step Level will be determined on the pricing date and set forth in the term sheet.

The “Step Payment” will be a dollar amount representing a fixed percentage of the principal amount and set forth in the term sheet.

The “Threshold Value” will be a price of the Underlying Stock that equals a specified percentage of the Starting Value, which will be less than or equal to 100%.  The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the principal amount if there is any decrease in the value of the Underlying Stock from the Starting Value to the Ending Value, and you may lose all of your investment in the notes.

Each term sheet will provide examples of payments on the notes based on a hypothetical Starting Value, Threshold Value, Step Level, Step Payment and hypothetical Ending Values.

The term sheet will set forth information as to the Underlying Stock, including information as to the historical values of the Underlying Stock.  However, historical values of the Underlying Stock are not indicative of the future performance of the Underlying Stock or the performance of your notes.

An investment in the notes does not entitle you to any ownership interest, including any voting rights, in the Underlying Stock, nor dividends paid or other distributions made, by the Underlying Company.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will be the price of the Underlying Stock on the pricing date, determined as set forth in the term sheet.

Ending Value

Unless otherwise specified in the term sheet, the “Ending Value” will equal the Closing Market Price of the Underlying Stock on the valuation date multiplied by the Price Multiplier.

Unless otherwise specified in the applicable term sheet, the following definitions will apply:

The “valuation date” means a trading day shortly before the maturity date.  The valuation date will be set forth in the term sheet.

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), the NASDAQ Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

If the valuation date is not a trading day or if there is a Market Disruption Event on that day, the valuation date will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Closing Market Price of the Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

The “Closing Market Price” for one share of the Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following (in each case subject to the prior paragraph):

•
if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

•
if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

•
if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•
if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, MLPF&S and/or any of our other affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

The initial “Price Multiplier” for the Underlying Stock will be one, unless otherwise set forth in the applicable term sheet. The Price Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to any Underlying Stock, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(A)
the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or the successor to the Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(B)
the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or successor to the Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock; or

(C)	the determination that the scheduled valuation date is not a trading day by reason of an event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
a decision to permanently discontinue trading in the shares of the Underlying Stock (or successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3)
a suspension in trading in a futures or options contract on the shares of the  Underlying Stock (or successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(4)
subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)
for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to any Underlying Stock, the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of the notes (such as the Starting Value), if an event described below occurs after the pricing date and on or before the valuation date if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock or successor Underlying Stock.

The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect.  Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect the Underlying Stock.

No adjustments to the Price Multiplier or any other terms of the notes will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the notes to reflect changes to the Underlying Stock if the calculation agent determines in good faith and a commercially reasonable manner that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

Following an event that results in an adjustment to the Price Multiplier or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment.  Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier and other terms of the notes, and hence the Ending Value, as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two.  In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Stock Dividends.  If the Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price multiplier of two.

Extraordinary Dividends.  There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•
in the case of cash dividends or other distributions that are paid as regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that are not paid as regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive.  A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and prior to the valuation date of the notes, as to any Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)
the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)
the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)
there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)
the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)
the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the Redemption Amount or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment.  If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity day of the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes and as though the valuation date were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the valuation date were the fifth trading day prior to the date of acceleration.  If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

If the notes are accelerated as described in the two preceding paragraphs, you will also receive interest accrued on the notes until the date that the Redemption Amount is paid.  However, upon any such acceleration, you will not be entitled to any interest that would have accrued after the date of acceleration.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to the other terms of the notes, including the method of determining the Redemption Amount, described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier or any other terms of the notes (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. For example, if the Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the notes as if the Price Multiplier had been adjusted.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

For purposes of the anti-dilution adjustments set forth above, if the Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above. For example, if the stock represented by the

Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two.  Unless otherwise specified in the applicable term sheet, with respect to notes linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.

The calculation agent may determine not to make an adjustment if:

(A)
holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the notes had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or

(B)
to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the notes as the calculation agent determines commercially reasonable to account for that event.

Delisting of ADRs or Termination of ADR Facility

If the Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Underlying Stock for the notes will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Underlying Stock

Any information regarding the Underlying Stock or the Underlying Company will be derived from publicly available documents. Any Underlying Stock will be registered under the Exchange Act.  Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov.  Neither we nor any agent will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our subsidiaries or affiliates makes any representation to any purchaser of the notes as to the performance of the Underlying Stock.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Step Level, the Ending Value, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, a successor Underlying Stock, business days, and trading days.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the notes.  Alternatively, we or one of our affiliates and MLPF&S or one of its affiliates may act as joint calculation agents for the notes.  When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be.  We may change the calculation agent at any time without notifying you.  The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds, as discussed under “Forms of Securities” beginning on page 36 of the accompanying prospectus.  We will pay interest and the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Under the heading “Description of Debt Securities — Events of Default” beginning on page 26 of the accompanying prospectus is a description of events of default relating to the notes.  Unless otherwise specified in the relevant term sheet, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per unit of notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per unit of notes as described under the caption “— Payment at Maturity,” determined as if the notes matured on the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” beginning on page 30 of the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the notes. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to a distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying prospectus supplement and on page 41 of the accompanying prospectus.

Each agent will receive an underwriting discount or commission that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase the notes.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes.  You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Deutsche Bank AG or for any purpose other than that described in the immediately preceding sentence.

Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes to anyone and are not soliciting an offer to buy these notes from anyone in any jurisdiction where the offer or sale is not permitted.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the notes.  It applies to you only if you hold your notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”).  It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a note as a part of a “straddle.”

We will not attempt to ascertain whether any Underlying Company would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code.  If any Underlying Company were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of the relevant note. You should refer to information filed by the Underlying Company with the Securities and Exchange Commission or an equivalent governmental authority and consult your tax advisor regarding the possible consequences to you if any such Underlying Company is or becomes a PFIC or a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect.  It does not address the application of any state, local or non-U.S. tax laws.  You should consult your tax advisor concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Notes

There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS.  Consequently, there is substantial uncertainty regarding the tax consequences of an investment in the notes.  Unless otherwise indicated in the relevant term sheet, in determining our tax reporting responsibilities, if any, with respect to a note, we expect to treat it as a prepaid financial contract that is not debt with associated periodic payments, with the consequences described below.  The following discussion assumes that this treatment is respected, except where otherwise indicated.  The relevant term sheet, which you should consult before making a decision to invest in the notes to which it pertains, may indicate other issues or differing consequences applicable to those notes.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt with Associated Periodic Payments

There is no direct authority under current law addressing the proper tax treatment of the periodic payments on the notes or comparable payments on instruments similar to the notes.  The periodic payments may be treated, in whole or in part, as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.  In determining our information reporting responsibilities, if any, we intend to treat periodic payments (and any sales proceeds attributable to an accrued but unpaid periodic payment) as ordinary income.  You should consult your tax advisor concerning the treatment of the periodic payments, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis.  The latter treatment would affect the amount of your gain or loss upon a taxable disposition of a note.

Upon a taxable disposition of a note (including at maturity), you should recognize gain or loss equal to the difference between the amount you realize (other than any periodic payment or sales proceeds attributable to an accrued periodic payment) and the amount you paid to acquire the note.  Your gain or loss generally should be capital gain or loss, and should be long-term capital gain or loss if you have held the note for more than one year, although the treatment of any Step Payment is uncertain, as discussed below.  The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt with Associated Periodic Payments

Due to the lack of direct legal authority, even if a note is treated as a prepaid financial contract that is not debt with associated periodic payments, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it.  For instance, you might be required to include amounts in income during the term of the note in addition to the periodic payments you receive and/or to treat all or a portion of your gain or loss on its taxable disposition (in addition to any amounts attributable to an unpaid periodic payment, as discussed above) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it. In particular, a Step Payment could be treated as an item of ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a note, possibly with retroactive effect.

Consequences if a Note Is Treated as a Debt Instrument

If a note is treated as a debt instrument and has a term (from but excluding the settlement date to and including the last possible date that the note could be outstanding pursuant to its terms) that exceeds one year, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, even if you are a cash-method taxpayer, in each year that you hold the note you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the note, even though this amount may exceed the periodic payments in a year.  In addition, any income you recognize upon the taxable disposition of the note will be treated as ordinary in character.  If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

If a note is treated as a debt instrument and has a term not exceeding one year, your tax consequences, although not governed by the regulations applicable to contingent payment debt instruments, could be materially affected.  For instance, in such a case, any gain that you recognize at maturity could be treated as ordinary income instead of capital gain.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable under certain circumstances to an individual beneficial owner of a note who in the taxable year of disposition of the note is (i) present in the United States for 183 days or more or (ii) a former citizen or resident of the United States.  If you are a potential investor to whom such considerations might be relevant, you should consult your tax advisor.

The U.S. federal income tax treatment of the periodic payments is uncertain.  Insofar as we have responsibility as a withholding agent, we expect to treat periodic payments (and any sales proceeds attributable to an accrued but unpaid periodic payment) as subject to withholding at a rate of 30% unless you provide a properly completed Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty.  We will not pay additional amounts on account of any such withholding tax.  You should consult your tax advisor regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

Subject to the discussion below under “—Additional Withholding Tax Considerations,” if a note is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt with associated periodic payments, any gain you realize with respect to the note generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States.  However, it is possible that any Step Payment would not be treated as capital gain but instead would be treated as subject to withholding at a rate of 30% unless you provide a properly completed Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty.  Additionally, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt with Associated Periodic Payments,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax.  It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of owning and disposing of the notes.  We will not pay additional amounts on account of any withholding tax.

Subject to the discussion below under “—Additional Withholding Tax Considerations,” if a note is treated as a debt instrument, any income or gain you realize with respect to the note generally will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder.  If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the note, including the possible imposition of a 30% branch profits tax if you are a corporation.

Additional Withholding Tax Considerations

In the event that the payment on a note depends in part on dividends paid by an Underlying Company that is a U.S. issuer, it is possible, under regulations proposed by the U.S. Treasury Department, that Section 871(m) of the Code could apply to the note (currently, after December 31, 2013).  While significant aspects of the application of these regulations to the notes are uncertain, we (or other withholding agents) may withhold (at a rate of 30%, subject to reduction under an applicable income tax treaty) on amounts paid with respect to the notes to the extent treated as contingent upon or determined by reference to a U.S.-source dividend under these rules (“dividend equivalents”).

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied.  Although there is uncertainty with respect to the treatment of the notes for U.S. federal income tax purposes, you should assume that FATCA will generally apply to notes issued after June 30, 2014, with any required withholding applicable to periodic payments and any dividend equivalents with respect to and, after December 31, 2016, gross proceeds from any disposition of, such notes.

We will not pay additional amounts with respect to any such withholding taxes.  You should consult your tax advisor regarding the potential application of Section 871(m) and FATCA, including the availability of certain refunds or credits.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of a note may be subject to information reporting.  We expect that the periodic payments will be subject to information reporting unless you qualify for an exemption.  Cash proceeds and periodic payments may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules.  If you are a non-U.S.

holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.